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                         January 19, 2021

       Dimitri Kazarinoff
       Chief Executive Officer
       XL Fleet Corp.
       145 Newton Street
       Boston, MA 02135

                                                        Re: XL Fleet Corp.
                                                            Registration
Statement on Form S-1
                                                            Filed January 14,
2021
                                                            File No. 333-252089

       Dear Mr. Kazarinoff:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact at Asia
Timmons-Pierce 202-551-3754 with any questions.




                         Sincerely,


                         Division of Corporation Finance

                         Office of Manufacturing